EXHIBIT 99.1

AntriaBio, Inc. Announces 1-for-6 Reverse Stock Split

MENLO PARK, CA – (May 1, 2014) – AntriaBio, Inc. (OTCQB: ANTB), a biopharmaceutical company focused on developing novel therapeutics to treat patients with diabetes and metabolic disease, announced that the Financial Industry Regulatory Authority has approved the Company’s 1-for-6  reverse stock split, which shall be effective as of May 1, 2014. As of that date, every six (6) shares of issued and outstanding AntriaBio, Inc. common stock will be consolidated and converted into one (1) share of common stock.

Beginning May 1, 2014, the Company's common stock will trade on the OTCQB under the symbol "ANTBD," with the fifth character "D" added to the end of the trading symbol, for a period of 20 trading days to indicate that the reverse stock split has occurred. The Company's common stock will revert to trading under its original symbol "ANTB" after the 20 trading day period

Nevan Elam, AntriaBio’s Chief Executive Officer commented, “Over the recent months we have made significant progress on multiple fronts.  The Company is now well-funded with a highly experienced team in place, including an SAB comprised of preeminent leaders in diabetes and metabolic disease.  Moving forward, we will be focused on advancing AB101, a proprietary, microsphere insulin formulation designed to be administered once per week, into clinical studies.”  Elam continued, “While we understand the reverse stock split does not fundamentally change stockholder value or the Company’s market capitalization, we believe the increased price per share due to the reverse split will make our stock more attractive to a broader range of investors.”

In connection with the reverse split, the number of outstanding shares of common stock will be reduced from approximately 103 million shares to approximately 17.1 million shares. Any fractional shares resulting from the reverse stock split will be rounded to the nearest whole share. The Company’s outstanding option and warrants will be adjusted accordingly.

Stockholders who hold shares of common stock held in book-entry from or through a bank, broker or other nominee do not need to take any action in connection with the reverse split, and will see the impact of the reverse split automatically reflected in their accounts. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders  who hold physical stock certificates may contact the Company’s transfer agent, VStock Transfer, LLC if they want to exchange their existing certificates for new certificates representing the post-split number of shares.  VStock Transfer, LLC can be reached at 212-828-8436 or via e-mail at info@vstocktransfer.com.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company focused on developing novel therapeutics to treat patients with diabetes and metabolic disease. AntriaBio's development strategy combines FDA approved pharmaceutical agents with its proprietary delivery technology. AntriaBio's lead product candidate is AB101, an injectable once-a-week basal insulin for Type 1 and Type 2 diabetes.  For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes noobligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 938-1475
jenene@jenenethomascommunications.com

Source:  AntriaBio, Inc.

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